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FOR IMMEDIATE RELEASE
FRIDAY, JANUARY 16, 1998

EAGLE USA AIRFREIGHT ANNOUNCES AGREEMENT TO ACQUIRE S. BOARDMAN

HOUSTON, TEXAS, JANUARY 16, 1998 - EAGLE USA AIRFREIGHT, INC. (NASDAQ/NMS:
EUSA), reported today that it has signed a letter of intent to acquire
S. Boardman (Air Services) Limited and Subsidiaries (S. Boardman), a privately-held full service freight forwarder based in London, England.
S. Boardman serves the international freight forwarding market from three facilities in London, Manchester and Birmingham, England. Total revenues for
S. Boardman were approximately $25 million in the twelve-month period ended March 31, 1997.

The completion of the acquisition of S. Boardman would provide Eagle USA with its first company-owned overseas facilities. The majority owner of S. Boardman, Philip Bartlett, together with shareholders David Cantrell, Martin Jackson and Paul Judge, are expect to continue to head up the acquired company, which will operate as a subsidiary of Eagle USA Airfreight Inc. Eagle USA will also seek to retain all of the employees of S. Boardman.

Under the terms of the letter of intent, Eagle USA will acquire all of the outstanding stock of S. Boardman. Eagle USA will pay an undisclosed cash sum and a three-year contingent cash earnout if certain performance benchmarks are met. Completion of the acquisition will be subject to further due diligence, approval of Eagle USA's board of directors, the negotiation and execution of a definitive purchase agreement, regulatory approvals, and other customary closing conditions.

Eagle USA Airfreight is a leading provider of air freight forwarding and other transportation and logistics services.

The statements in this press release regarding the completion of the acquisition of S. Boardman (Air Services) Limited and Subsidiaries or any effects, benefits, results, terms or other aspects of the acquisition, retention of employees or management and other statements which are not historical facts are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, acquisition-related risks, risks of international operations, competition, general economic conditions and ability to manage growth and other factors detailed elsewhere in Company filings with the Securities and Exchange Commission. Should one more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. There can be no assurance that the proposed acquisition will be consummated on the terms described above, or at all.